Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE

FRANK’S INTERNATIONAL ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

SENIOR VICE PRESIDENT KYLE MCCLURE APPOINTED INTERIM CFO

February 15, 2017 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (“Frank’s” or the “Company”) today announced that Jeffrey Bird, Frank’s Executive Vice President and Chief Financial Officer will leave the Company on March 1, 2017 for a position with another company. The Company’s Board of Supervisory Directors has named Kyle McClure, the Company’s Senior Vice President of Finance and Treasurer, as Interim Chief Financial Officer. The Company commented that Mr. Bird’s departure was not related to any disagreement with the Company or any matters relating to its operations, policies or practices.

Douglas Stephens, Frank’s President and Chief Executive Officer commented, “We thank Jeff for his extensive contributions to bringing increased financial discipline and cost management to our Company, and building a strong financial team. We wish Jeff well in the next step in his career. We have built a strong team of financial talent at Frank’s and I know Kyle will lead this financial organization to seamlessly continue to deliver the excellent performance we have come to expect.”

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in over 60 countries on six continents The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contacts:

Blake Holcomb, Director – Investor Relations and Communications

blake.holcomb@franksintl.com

713-231-2463